Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Olink Holding AB (publ) of our report dated February 26, 2021 relating to the financial statements of Knilo HoldCo AB and our report dated December 11, 2020 relating to the financial statements of Olink Proteomics Holding AB, which appear in this Registration Statement.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ ÖhrlingsPricewaterhouseCoopers AB

Stockholm, Sweden

March 3, 2021